UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2018

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 17, 2018 MSG Sports & Entertainment, LLC (“MSG S&E”), a wholly-owned subsidiary of The Madison Square Garden Company (the “Company”) entered into an Aircraft Support Services Agreement (the “New Support Agreement”) with Charles F. Dolan (“CFD”), a director of the Company, and certain of his children, specifically: Thomas C. Dolan (a director of the Company), Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber (a director of the Company), and Kathleen Dolan (together with CFD, collectively, the “Dolan Family Members”).

Pursuant to the New Support Agreement, MSG S&E has agreed to provide certain aircraft support services to the Dolan Family Members for a monthly services fee of $14,584 and reimbursement of certain costs and expenses. Those services will include providing access to pilots, crew and maintenance personnel, aircraft maintenance, Federal Aviation Administration (“FAA”) compliance reporting, hangar, office and shop facilities, flight scheduling and dispatch services, training, record keeping and other services necessary and appropriate for the support of aircraft owned by the Dolan Family Members.

The New Support Agreement replaces the Aircraft Support Services Agreement (the “Old Support Agreement”), that had been effective July 1, 2018, among MSG S&E, CFD and Sterling Aviation, LLC (“Sterling”), a company owned and controlled by CFD, which provided support services for a Gulfstream Aerospace G-V aircraft (the “GV”) owned by Sterling and utilized by CFD. In connection with the family’s purchase of a new Gulfstream Aerospace G550 aircraft (the “DFO G550”), on December 17, 2018 MSG S&E terminated the Old Support Agreement and entered into the New Support Agreement, which provides substantially the same support services for the DFO G550 as were previously provided for the GV.

On December 17, 2018, MSG S&E entered into a dry lease agreement (the “New Dry Lease”) with Sterling2K LLC (“S2K”), an entity owned and controlled by Deborah Dolan-Sweeney, the daughter of CFD and the sister of the Company’s Executive Chairman and Chief Executive Officer, pursuant to which MSG S&E may lease on a non-exclusive basis the DFO G550. Under the terms of the New Dry Lease, MSG S&E will pay S2K rent at an hourly rate and specified expenses of each flight (which mirror the types of expenses charged under the time sharing agreement between MSG S&E and CFD (the “CFD Time Share”), effective July 1, 2018, regarding CFD’s use of the Company’s Gulfstream Aerospace G550 aircraft (the “G550 Aircraft”)). The New Dry Lease provides for certain equitable adjustments to ensure that the arrangement is not economically unfair to the lessor, including a “true-up” mechanism such that, to the extent that MSG S&E’s annual usage of the DFO G550 exceeds annual usage of the G550 Aircraft under the CFD Time Share (which, based on historical usage, is expected), MSG S&E would pay an additional hourly rate with respect to excess hours intended to cover the additional costs.

The New Dry Lease replaces the dry lease agreement (the “Old Dry Lease”), that had been effective July 1, 2018, between MSG S&E and Sterling, pursuant to which MSG S&E could lease on a non-exclusive basis the GV. In connection with the sale of the GV, the Old Dry Lease automatically terminated pursuant to its terms, and was replaced with the New Dry Lease covering the DFO G550. The terms of the Old Dry Lease and the New Dry Lease are substantively the same.

On December 17, 2018, Andrew Lustgarten, President of the Company, entered into an aircraft time sharing agreement (the “New Time Sharing Agreement”) with MSG S&E, pursuant to which Mr. Lustgarten may lease the DFO G550 from MSG S&E for limited personal use. For flights taken under the New Time Sharing Agreement, Mr. Lustgarten will pay for the actual expenses of such flight as listed in the agreement, but not to exceed the maximum amount permitted under FAA rules. The New Time Sharing Agreement replaces an existing time sharing agreement between MSG S&E and Mr. Lustgarten and is substantively the same.

The above description of the New Support Agreement, the New Dry Lease and the New Time Sharing Agreement are qualified in their entirety by reference to those agreements which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated into this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 with respect to the termination of the Old Support Agreement between MSG S&E and CFD and Sterling is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements with Certain Officers

The information set forth in Item 1.01 with respect to the New Time Sharing Agreement between MSG S&E and Mr. Lustgarten is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Aircraft Support Services Agreement, dated December 17, 2018, between MSG Sports & Entertainment, LLC and the Dolan Family Members.

10.2	Dry Lease Agreement, dated December 17, 2018, between MSG Sports & Entertainment, LLC and Sterling2K LLC.

10.3	Time Sharing Agreement, dated December 17, 2018, between MSG Sports & Entertainment, LLC and Andrew Lustgarten.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY (Registrant)

By:	/s/ Donna Coleman
Name:	Donna Coleman
Title:	Executive Vice President and Chief Financial Officer

Dated: December 21, 2018

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